UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED:  December 2, 2008

HELMERICH & PAYNE, INC.

(Exact name of registrant as specified in its charter)

State of Incorporation:  Delaware

COMMISSION FILE NUMBER 1-4221

Internal Revenue Service – Employer Identification No. 73-0679879

1437 South Boulder Avenue, Suite 1400, Tulsa, Oklahoma 74119

(918) 742-5531

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)           On December 2, 2008, at a regularly scheduled meeting of the Board of Directors of Helmerich & Payne, Inc., Mr. Glenn A. Cox announced his retirement, after 17 years of distinguished service, as a director of the Third Class effective March 4, 2009, which is the expiration of his current term.  As a consequence of Mr. Cox’s retirement, Board membership will decrease from nine to eight directors.  As previously announced, on June 4, 2008, the Board of Directors appointed Hon. Francis Rooney as a director of the Second Class.  On December 2, 2008, the Board of Directors approved moving Mr. Rooney from the Second Class to the Third Class to fill the board seat being vacated by Mr. Cox.  This will permit Mr. Rooney to stand for election at the 2009 Annual Meeting of Stockholders.

(b)           On December 2, 2008, the Board of Directors of the Company, upon recommendation of the Human Resources Committee, approved (i) the Amended and Restated Supplemental Savings Plan for Salaried Employees of Helmerich & Payne, Inc. (the “Savings Plan”), and (ii) the Amended and Restated Supplemental Retirement Income Plan for Salaried Employees of Helmerich & Payne, Inc. (the “Retirement Income Plan”).  The plans were amended and restated in order to implement certain changes primarily in connection with compliance with section 409A of the Internal Revenue Code of 1986, as amended.  In particular, and in addition to certain required, clarifying and other changes in each plan, both the Savings Plan and the Retirement Income Plan were revised to permit, in addition to lump sum distributions, the option to elect to receive annual installment distributions over a period of 2 to 20 years.  Further, under the Savings Plan as amended, (i) participant’s may elect in-service distributions in addition to distributions upon termination of employment, (ii) matching contributions will vest immediately, and (iii) account balances will become payable upon a change of control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized the undersigned to sign this report on its behalf.

HELMERICH & PAYNE, INC.
(Registrant)

/s/ Steven R. Mackey
Steven R. Mackey
Executive Vice President

DATE: December 3, 2008